Exhibit 99.1

Crane Co.		NEWS
Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. REPORTS FOURTH QUARTER ‘08 RESULTS;

PROVIDES 2009 EPS GUIDANCE OF $2.10 TO $2.40

STAMFORD, CONNECTICUT – January 26, 2009 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported a fourth quarter 2008 net loss of $8.3 million, or $0.14 per diluted share, compared with fourth quarter 2007 net income of $45.2 million, or $0.74 per share. Fourth quarter 2008 results were adversely impacted by an after-tax restructuring charge of $25.7 million ($0.44 per share) and an after-tax environmental provision of $15.8 million ($0.27 per share), as detailed below. Excluding special items in both years, fourth quarter 2008 net income was $33.2 million, or $0.56 per diluted share, compared to $47.3 million, or $0.77 per diluted share in the fourth quarter of 2007. (Please see the attached Non-GAAP Financial Measures table.)

Fourth quarter 2008 sales decreased $76.7 million, or 12%, including a core business decline of $46.3 million (7%) and unfavorable foreign currency translation of $41.2 million (6%), partially offset by an increase in sales from acquired businesses of $10.8 million (1%).

Net income for the full year 2008 was $135.2 million, or $2.24 per diluted share. For the full year 2007, the Company reported a net loss of $62.3 million, or $1.04 per share, which included certain special items including a provision of $4.22 per share to extend its asbestos liability from 2011 to 2017. Excluding special items in 2007 and 2008, full year 2008 net income was $176.7 million, or $2.93 per diluted share, compared to $195.1 million, or $3.19 per diluted share in 2007. (Please see the attached Non-GAAP Financial Measures table.)

Total sales in 2008 were $2.6 billion, essentially flat with 2007 levels. Full year 2008 core business sales decreased $51.7 million (2%) partially offset by an increase in sales from acquired businesses of $31.9 million (1%) and favorable foreign currency translation of $5.0 million.

Order backlog at December 31, 2008 was $782 million, slightly higher than the September 30, 2008 backlog of $779 million and 9% higher than the December 31, 2007 backlog of $720 million.

Special Items in Fourth Quarter 2008

In October 2008, the Company announced it would take steps to reduce costs, and that such actions could result in a fourth quarter pretax charge of up to $25 million (the “Restructuring Program”). In light of further deterioration in the U.S. and global economy and its impact on Crane’s end markets during the fourth quarter, the Company expanded the scope and size of the Restructuring Program, resulting in a charge of $40.7 million pretax ($25.0 million cash and $15.7 million non-cash; $25.7 million after-tax, or $0.44 per share). The restructuring actions reflect a broad-based program to align the Company’s cost base to market conditions, and include several facility consolidations, severance and other related costs. The Company expects to record approximately $15 million pretax ($10 million after-tax, $0.16 per share) of additional charges in 2009 associated with the 2008 Restructuring Program and integration expenses associated with the

Krombach acquisition. During the fourth quarter, the Company also increased its environmental liability for its Superfund site in Goodyear, Arizona, by $24.3 million pretax ($15.8 million after-tax or $0.27 per share) reflecting additional remediation costs through 2014, resulting from changed site conditions during the latter part of 2008. (Please see the Non-GAAP Financial Measures table for additional details on special items.)

Cash Flow and Financial Position

Cash provided by operating activities was $60.9 million in the fourth quarter of 2008, compared to $86.5 million in the fourth quarter of 2007. During the quarter, the Company repurchased 1,333,406 shares of its common stock ($20.0 million), completed the acquisition of the Krombach group ($48.5 million), made capital expenditures ($11.5 million) and paid a quarterly dividend ($11.7 million).

The Company’s cash position was $232 million at December 31, 2008, down from $283 million at December 31, 2007. Significant cash flow items for 2008 were: cash provided by operating activities ($191.4 million), capital expenditures ($45.1 million), payments for acquisitions ($76.5 million), dividends paid ($45.2 million), common shares acquired on the open market ($60.0 million), and the unfavorable effect of exchange rates on cash and cash equivalents ($29.6 million). (Please see the Condensed Statement of Cash Flows and the Non-GAAP Financial Measures table.)

“Crane, like many of our peer companies, saw significant deterioration in demand across several segments of our businesses in the fourth quarter as a result of the worldwide recession,” said Crane Co. president and chief executive officer Eric C. Fast.

“Excluding special items, our full year 2008 earnings per share slightly exceeded our October guidance range of $2.75-$2.90, and our free cash flow of $146 million exceeded our guidance of $130 million. We have taken and will continue to take important steps to reduce costs, and we estimate that the Restructuring Program, together with an anticipated reduction in Aerospace engineering spending and other general cost efforts will result in pretax year-over-year savings approaching $75 million in 2009.

“With $232 million in cash, $300 million available under our revolving bank credit agreement, and no near-term debt maturities, we have a strong liquidity position as we enter 2009. This will allow us to continue to fund targeted internal growth opportunities and make selective acquisitions, such as our recently completed Delta Fluid Products and Krombach acquisitions, which strengthen our existing businesses. The wide range of our 2009 earnings per share guidance of $2.10 - $2.40 reflects considerable uncertainty about the global economy.”

Segment Results All comparisons detailed in this section refer to the fourth quarter 2008 versus the fourth quarter 2007, excluding restructuring charges.

Aerospace & Electronics

	Fourth Quarter		Change
(dollars in millions)	2008	2007
Sales	$154.6	$161.3	$(6.7)	(4)%
Operating Profit Before Restructuring	$10.8	$17.7	$(6.9)	(39)%
Profit Margin before Restructuring	7.0%	11.0%

The fourth quarter 2008 sales decrease of $6.7 million reflected a sales decrease of $1.7 million in the Aerospace Group and a decrease of $5.0 million in the Electronics Group. Segment operating profit declined by $6.9 million primarily as a result of a $7.1 million increase in engineering expenses related to products for the Boeing 787 and Airbus A400M programs.

The Aerospace & Electronics segment backlog was $418 million at December 31, 2008, flat to $418 million on September 30, 2008 and an increase of 6% over $393 million at December 31, 2007.

Engineered Materials

	Fourth Quarter		Change
(dollars in millions)	2008	2007
Sales	$41.5	$74.8	$(33.3)	(45)%
Operating Profit (Loss) Before Restructuring	$(0.8)	$8.6	$(9.4)	(110)%
Profit (Loss) Margin Before Restructuring	(2.0)%	11.5%

Reflecting further weakening demand from recreational vehicle, transportation and, to a lesser extent, building products end markets, segment sales were down $33.3 million, or 45%. The operating loss of $0.8 million in the fourth quarter reflected significantly lower sales. As a result of declining demand during 2008, employment has been reduced by 34% compared to year-end 2007 levels and other cost reduction initiatives are being implemented as part of the Restructuring Program.

Merchandising Systems

	Fourth Quarter		Change
(dollars in millions)	2008	2007
Sales	$78.2	$91.8	$(13.6)	(15)%
Operating Profit Before Restructuring	$2.8	$8.4	$(5.6)	(67)%
Profit Margin Before Restructuring	3.6%	9.1%

Because of the economic downturn, total Merchandising Systems sales declined $13.6 million, or 15%, reflecting a sharp decline in Vending sales during the quarter and, to a lesser extent, a sales decline in the Payment Solutions businesses. While margins in Payment Systems improved, operating profit decreased $5.6 million primarily as a result of the sales decline in Vending.

Fluid Handling

	Fourth Quarter		Change
(dollars in millions)	2008	2007
Sales	$278.7	$300.9	$(22.2)	(7)%
Operating Profit before Restructuring	$38.8	$38.2	$0.6	2%
Profit Margin before Restructuring	13.9%	12.7%

Fourth quarter 2008 sales decreased $22.2 million, or 7%, including unfavorable foreign currency translation of $32.3 million (11%) and a decline of $0.7 million of core sales, partially offset by sales from acquired businesses, net of $10.8 million (4%). Profit margins increased to 13.9% from 12.7%, as pricing discipline, productivity and a favorable sales mix more than offset the effects of unfavorable foreign exchange and slightly lower core sales volume.

In December 2008, the Company purchased all of the capital stock of the Krombach group, of Kreuztal, Germany, a leading manufacturer of specialty valve flow solutions for the power, oil and gas, and chemical markets. The purchase price was $51 million in cash and the assumption of approximately $18 million of net debt. In addition to a manufacturing and headquarters location in Germany, Krombach has foundry, machining and assembly facilities in Slovenia and China. Krombach’s full-year 2008 sales were approximately $100 million. This acquisition will significantly strengthen and broaden Crane’s product offering in our global power and energy infrastructure business, particularly for larger diameter, highly-engineered valves.

The Fluid Handling segment backlog was $303 million at December 31, 2008, an increase of 6% from $286 million at September 30, 2008, and an increase of 25% over $243 million at December 31, 2007,

in large part reflecting the backlog associated with the Krombach acquisition in December 2008.

Controls

	Fourth Quarter		Change
(dollars in millions)	2008	2007
Sales	$36.3	$37.1	$(0.8)	(2)%
Operating Profit Before Restructuring	$3.8	$1.6	$2.2	142%
Profit Margin before Restructuring	10.5%	4.2%

Fourth quarter 2008 sales declined $0.8 million. Operating profit increased $2.2 million primarily reflecting margin expansion in certain Controls businesses and the absence of integration expenses related to the acquisition of the Mobile Rugged Business division of Kontron America, Inc. in 2007.

Full Year 2009 Guidance

Core revenue for 2009 is expected to decline approximately 7%, with lower demand anticipated across each of the five business segments.

Our 2009 earnings per share guidance of $2.10 - $2.40 reflect considerable uncertainty about the global economy and the timing and ultimate impact of worldwide fiscal and monetary stimulus packages. Free cash flow is expected to exceed the $146 million achieved in 2008. (Please see Non-GAAP table) The guidance reflects headwinds from pension expense and foreign exchange, and assumes an estimated annual tax rate of approximately 30%. The guidance includes an expected additional charge in 2009 of approximately $15 million pretax ($10 million after-tax, $0.16 per share, all cash) related to the Restructuring Program, and integration costs associated with the Krombach acquisition. The guidance also assumes that development activities in connection with the current design of the Boeing 787 brake control system will be substantially completed in the spring of 2009 resulting in a decrease in Aerospace engineering spending. The Company noted that its earnings in the first half of 2009 are expected to be substantially lower than the second half of the year reflecting the very difficult current economic conditions and because the full benefit of the cost savings initiatives, restructuring efforts and the anticipated reduction in Aerospace engineering spending will not be realized until the latter part of 2009.

Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the fourth quarter’s financial results on Tuesday, January 27, 2009 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. Investor Day

The Company will hold its annual investor conference on Thursday, February 19 in New York City from 8:30 am to noon. It will be available on the web at www.craneco.com.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 12,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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